Exhibit 23.2

29th January 2016

To whom it may concern

Re: Consent of Independent Experts

Palaris recently completed a technical audit for Peabody Energy Corporation (the Company) of the reserves statements of the Company’s assets located in the State of New South Wales, Australia. This audit results are documented in a report (the Report) dated January, 2016 and addressed to the Company.

Palaris hereby provide consent to the use by the Company of the information contained the Report, in connection with its Annual Report on Form 10-K for the year ended December, 31st, 2015 (the Form 10-K, and any amendments thereto, and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (No. 333-184520) and Form S-8 (No. 333-61406, No. 333-70910, No. 333-75058, No. 333-105455, No. 333-105456, No. 333-109305, No. 333-117767, No. 333-136443, No. 333-140218, No. 333-147507 and No. 333-176129). The results of the Report are reflected in the Company’s Form 10-K. We also consent to the reference to Palaris Australia Pty Ltd in those filings and any amendments thereto.

Yours faithfully

/s/ John Pala
John Pala
Managing Director